Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into between Sera Prognostics, Inc. (the “Company”), with a business address at 2749 East Parleys Way, Suite 200, Salt Lake City, UT 84109, and Marcus Wilson (the “Consultant”), effective as of Consultant’s last day of service (the “Effective Date”) as a member of the Company’s Board of Directors (the “Board”), and governs the Consultant’s services provided to the Company and any of its affiliates as a consultant from and after the Effective Date. The Company and the Consultant may each be referred to herein individually as a “Party” or collectively as the “Parties.”

1. Term and Termination. This Agreement shall be effective as of the Effective Date and shall automatically expire three (3) years from the Effective Date, unless extended or earlier terminated as described in this Section 1 (the “Term”). This Agreement may be earlier terminated (a) by either Party for any or no reason upon thirty (30) days’ advance notice; or (b) in the event of a material breach of this Agreement by a Party, by written notice from the non-breaching Party to the breaching Party if the non-breaching Party has provided written notice of the breach to the breaching Party and after a reasonable cure period the breaching Party failed to reasonably cure such breach. Upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement, except for the rights and obligations described in Sections 4, 5 and 6 (which shall survive such termination), any payment of any amount due under Section 3 through the month in which the Agreement expires or terminates, shall terminate and the Parties shall have no further obligation hereunder. Other than as expressly provided herein, no compensation shall be payable to the Consultant after the expiration or termination of the Term, other than an obligation accrued prior to such expiration or termination. At the expiration or termination of the Agreement, or earlier at the Company’s request, the Consultant shall: (i) deliver to the Company all hardware, software, equipment, or other materials provided to the Consultant by the Company; (ii) deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Company’s information; and (iii) in coordination with the Company, permanently erase all Company information from the Consultant’s computer systems and other devices; provided that the Consultant shall be permitted to retain his calendar, contacts, agreements with the Company and related compensatory plans, computers and electronic devices, software, printers and other computer hardware (provided that, as a condition of the Consultant’s retention of such items, the Consultant shall reasonably cooperate with the Company to permit the Company to access any such items and remove any Company trade secrets and/or confidential or proprietary information therefrom)

2. Services. During the Term, the Consultant agrees to act as an independent contractor to the Company and personally provide to the Company the following services (the “Services”): (a) advising the Company’s CEO, and other Company personnel as directed by the CEO, in matters relating to payer engagement, payer coverage of the Company’s products; (b) assistance and support, as requested by the Chair of the Board, with the transition of the Consultant’s duties and responsibilities as a member of the Board, especially to Jane Barlow, Mansoor Mirza and the new chair of the Nominating and Corporate Governance Committee; and (c) providing such other transition support as may be reasonably requested by the Company’s CEO or the Board. Without limiting the foregoing, absent express advance written permission provided by a duly-authorized Board member, the Consultant shall not have authority to, and shall not, represent himself as an executive, agent or representative of the Company with respect to Company negotiations, contracts, agreements or transactions with third parties. The Consultant agrees to devote the Consultant’s best efforts to the performance of the Services. The Consultant agrees that all of the Services shall be provided personally, and none of the Services may be subcontracted to another individual or entity without the prior written approval of the Company. The Company agrees that the Consultant’s services are not exclusive, and the Consultant may (subject to Section 4) during and after the Term engage in employment, consulting, or other services with other business ventures.

3. Compensation.

(a) The Company shall pay Consultant a retainer of $1,500 per month for all Services performed as requested by the Company during the Term, for an expected three (3) hours per month. Each quarter, the Company’s CEO and Consultant will review the Consultant’s Services and utilization and may adjust this retainer as mutually agreed for the following quarter. Consultant will invoice the Company quarterly for Services, which shall include a detailed description of the Services rendered, detailed documentation of all expenses, and Consultant’s billing address and Social Security Number/Federal Tax ID number.

(b) During his service as a member of the Board, Consultant was granted restricted stock units in or options to purchase shares of the Company’s common stock (collectively, the “Awards”) pursuant to the Company’s Employee, Director and Consultant Equity Incentive Plans in effect on the date of each grant (the “Plans”). Except as expressly stated otherwise in this Agreement, the Consultant’s outstanding Awards shall continue to be governed by the applicable restricted stock unit agreement or stock option agreement and the Plans. The Parties agree that, effective as of the Effective Date, (i) Consultant is and shall be deemed a “consultant” in service with the Company throughout the term of this Agreement for the purposes of any Plan applicable to any Award, and (ii) based on the foregoing and on the effectiveness of this Agreement, leaving no gap in service, all Awards shall continue to vest under the applicable Plan throughout the Term of this Agreement. Consultant acknowledges and understands that any option may expire three (3) months after the expiration or termination of the Agreement.

(c) During the Term and subject to approval by the Board, Consultant shall be eligible to receive additional equity awards pursuant to the Company’s 2021 Employee, Director and Consultant Equity Incentive Plan (the “2021 Plan”). Consultant shall be awarded an initial grant of 3,500 restricted stock units, and shall be eligible for an annual grant in each twelve (12) month period of the Term. Each such award shall vest in equal quarterly installments over four (4) quarters, starting with the first standard Company vesting date (the 10th of each month) that is at least three months after the grant date. Each award shall be governed by the applicable restricted stock unit agreement and the 2021 Plan.

(d) The Company shall reimburse the Consultant for the Consultant’s reasonable out-of-pocket expenses actually incurred in performance of the Services, including reasonable travel expenses, subject to compliance with applicable Company expense reimbursement policies (which shall be substantially similar to those currently in effect for the Consultant).

(e) Except as provided in this Agreement, the Consultant acknowledges and agrees that the Consultant shall not be entitled, by virtue of the Consultant’s provision of the Services, to participate in any insurance, disability, retirement, pension or other plans or benefits provided by the Company to its directors. However, nothing in this Agreement limits any right that the Consultant may have as to any benefits or insurance, or other unpaid benefits earned by the

Consultant as a director through his last day as a member of the Board, as may be the case, pursuant to the terms and conditions of applicable plan and policy documents.

4. Continuing Duties. Except as modified below, the Consultant acknowledges and agrees that his fiduciary duties as a director, including duties of loyalty, care, and confidentiality, as to any Company or Board matters, activities or initiatives during his tenure as a director, shall survive his exit as a director and the execution of this Agreement and shall remain in full force and effect. Notwithstanding the foregoing, the Company agrees that such duties do not preclude the Consultant from accepting a position as a partner or member of, employee of, consultant to, or other position with another entity, including one that involves a business engaged in advanced diagnostics, molecular diagnostics, or any other present or currently contemplated field of operation of the Company (the “Field”); provided that in the case of a business entity that is principally engaged in the Field, the Consultant shall not during the Restricted Period (unless a waiver is obtained in writing from the Company): (a) be actively engaged in the operation of such business or (b) serve in a role other than board member of such business. Consultant shall provide all reasonable assistance in the defense or prosecution of any claims against or on behalf of the Company and its officers and employees, except that in no event will the Consultant be required to act against the Consultant’s own interests.

5. General Release.

(a) In consideration of the promises and payments described herein, the Consultant, with the intention of binding himself and the Consultant’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and any future subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Consultant, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity (as they may have been amended through the Effective Date), including, without limitation, any and all claims: (i) arising out of or in any way connected with the Consultant’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity; (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments; (ii) for breach of contract, breach of covenant of good faith and fair dealing, wrongful discharge, impairment of economic opportunity, defamation, promissory estoppel, fraud, negligent or intentional infliction of emotional harm, or other tort; (iv) for any violation of applicable state and local labor and employment laws, including, without limitation, all laws concerning unlawful and unfair labor and employment practices, and further including, without limitation, any and all claims based on the Executive Retirement Income Security Act of 1974 (“ERISA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1991, the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Re-Employment Act, the

Rehabilitation Act of 1973, the Families First Coronavirus Response Act, the Coronavirus Aid, Relief and Economic Security Act, the Employment Relations and Collective Bargaining Act, the Utah Right to Work Act, the Utah Drug and Alcohol Testing Act, the Utah Minimum Wage Act, the Utah Protection of Activities in Private Vehicles Act, the Utah Employment Selection Procedures Act, and the Utah Occupational Safety and Health Act, and any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, each as amended and including each of their respective implementing regulations; and (v) under any whistleblower laws or whistleblower provisions of other laws; excepting only: (A) rights of the Consultant under this Agreement; (B) rights of the Consultant relating to equity awards held by the Consultant as of his Separation Date; (C) rights to indemnification the Consultant may have (1) under applicable law, (2) under the by-laws, certificate of incorporation or similar governing documents of any Company Released Party, (3) under a written indemnification agreement with any Company Released Party, or (4) as an insured under any director’s and officer’s liability insurance policy now or previously in force; (D) claims for the reimbursement of unreimbursed business expenses incurred prior to the Separation Date pursuant to applicable Company policy; and (G) any rights that the Consultant may have as a stockholder (or former stockholder) of Company with respect to dividend payment rights or payments in respect of shares of Company common stock sold in a merger or other transaction in accordance with the applicable merger or transaction agreement.

(b) The Consultant acknowledges and agrees that the Consultant’s waiver and release of claims are intended to be a complete bar to any recovery or personal benefit by or to the Consultant with respect to any claim whatsoever arising out of the Consultant’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, including those raised through a charge with a Governmental Agency, except those which, as a matter of law, cannot be released or are otherwise excluded from the release given in Section 5(a). To the maximum extent permitted by law, however, nothing in this Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of a charge or complaint on the basis that the Consultant’s signing of this Agreement constitutes a full release of any claims, including claims of discrimination, or to seek restitution to the extent permitted by law of the consideration provided to the Consultant under this Agreement in the event that the Consultant successfully challenges the validity of this release, provided, that the Consultant retains the right to receive, and the Company shall not seek restitution of, an award for information lawfully provided to a Governmental Agency. The Consultant further acknowledges and agrees that, but for providing this waiver and release, the Consultant would not be receiving the consideration provided pursuant to this Agreement.

6. Mutual Non-Disparagement.

(a) The Consultant acknowledges and agrees that the Consultant shall not make any statements that are professionally or personally disparaging about the Company or any of its officers or members of the Board.

(b) The Company acknowledges and agrees that its officers and members of the Board shall not make any statements that are professionally or personally disparaging about the Consultant.

(c) The foregoing provisions of this Section 6 do not apply to communications between the Consultant and any officer(s) or director(s) of the Company. Furthermore, nothing in this Section 6 prevents any person from responding truthfully to a subpoena or other legal process.

7. Independent Contractor Status. The Consultant shall perform all obligations under this Agreement as an independent contractor and not as a director, agent, employee or representative of the Company. Following the Separation Date, the Consultant agrees not to represent or purport to represent the Company in any unauthorized capacity or act on the Company’s behalf outside of the terms of this Agreement. Without limiting the foregoing, the Consultant understands and agrees that the Company does not grant to the Consultant the right or authority to enter into any agreement or other commitment, or to create any obligation of any kind, on behalf of the Company following the Separation Date. The Consultant shall be free to exercise the Consultant’s discretion and independent judgment as to the method and means of performance of the Services subject to the terms of this Agreement. The Consultant shall perform the Services using the Consultant’s own facilities, personnel, equipment and materials, and may choose the timing, location and schedule for the performance of the Services, consistent with objectives that may be set by the Company. The Consultant represents and warrants that all Services provided under this Agreement shall be original and independently provided without use of any other third party’s equipment, facilities, funding, or intellectual property rights. The Consultant is not and has never been an employee of the Company, and this Agreement shall not be construed to create any employment relationship between the Parties. The Company shall not pay or withhold payroll or employment taxes of any kind (including, but not limited to, FICA and FUTA) with respect to any compensation paid to the Consultant under this Agreement. The Company shall record payments to the Consultant on an Internal Revenue Service Form 1099. The Consultant shall be responsible for payment of all federal, state and local tax obligations that arise from payments to the Consultant from the Company under this Agreement.

8. Legal Compliance. By entering into this Agreement, the Parties specifically intend to comply with all applicable laws, rules and regulations as they may be amended from time to time. Accordingly, the compensation to be paid hereunder represents the fair market value of the Services and is not in payment for, and does not take into account, the Consultant’s past service as a member of the Board. If as a result of a change in law or otherwise this Agreement is reasonably determined by either Party to violate, or present an unacceptable risk of violating, any federal, state, or local laws, rules, or regulations, then the Parties agree to negotiate in good faith revisions to any provision which is in, or which presents an unacceptable risk of, violation. If the Parties are unable to agree to modified terms as required to bring the entire Agreement into compliance or into an acceptable level of risk, then either Party may terminate this Agreement with immediate effect on written notice to the other Party.

9. Agreement Limitations; Preserved Rights. Notwithstanding anything to the contrary, this Agreement does not: (a) waive or release the Company from any obligation expressly set forth in this Agreement; (b) waive or release any legal claims which the Consultant may not waive or release by law, including under workers’ compensation laws; (c) prohibit or restrict the Consultant from filing a charge with any U.S. federal, state or local governmental agency or commission (each a “Governmental Agency”); (d) prohibit or restrict the Consultant from communicating with, participating in an investigation or proceeding by, providing documents or information to, or otherwise cooperating with, a Governmental Agency; or (e) limit the Consultant’s right to seek or receive an award for providing information to a Governmental

Agency or self-regulatory organization, including, but not limited to, a whistleblower award from the Securities and Exchange Commission under Section 21F of the Securities Exchange Act.

10. Conﬁdentiality. During Consultant’s tenure as a member of the Company’s Board, the Company disclosed certain information concerning its business, products, services, proposed new products, proposed new services, technology, research results, designs, techniques, formulas, computer programs, and other information and materials which embody trade secrets or other technical or business information which is conﬁdential and proprietary to Company and which is not generally known to the public (collectively “Conﬁdential Information”). During the Term of this Agreement, as part of Consultant’s performance of Services hereunder, the Company may further disclose additional Confidential Information. In addition to and without limiting Consultant’s pre-existing and continuing duties of confidentiality by virtue of his position as a member of the Company’s Board, Consultant hereby agrees not to disclose to any third party or otherwise make use of any Conﬁdential Information other than to perform Services for Company, without Company’s prior written consent, which consent may be withheld in the sole discretion of Company. Consultant shall not post anything on social media referencing the Company or its products without written consent from the Company. Consultant may not use any Company logos or Company product logos without written permission from Company’s General Counsel. The obligations under this paragraph will survive termination of this Agreement. Consultant shall assume full responsibility and liability to Company for Consultant’s unauthorized use or disclosure of any Conﬁdential Information. Consultant hereby acknowledges that Company, at least by virtue of this Agreement, has informed Consultant, in accordance with 18 U.S.C. § 1833(b), that Consultant may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure is made (1) in conﬁdence to a federal, state, or local government oﬃcial, either directly or indirectly, or pursuant to the attorney-client privilege; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document ﬁled in a lawsuit or other proceeding, if such ﬁling is made under seal.

11. General. This Agreement, and any other agreement explicitly referenced herein, set forth the entire agreement between the Company and the Consultant with regard to the Services. This Agreement may be modified or amended only by an agreement in writing signed by both the Company and the Consultant. This Agreement shall not be assignable, nor shall the performance of obligations hereunder be delegable, without the prior written consent of the Company. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without reference to its choice of law rules. Venue for any disputes arising under this Agreement shall be in any state or federal court in and for Salt Lake County, Utah. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. Facsimile and electronic signatures shall be accepted as originals.

12. Knowing and Voluntary Agreement. By executing this Agreement, the Consultant acknowledges and agrees that: (a) the Consultant has been afforded sufficient time to understand the terms and effects of this Agreement; (b) the Consultant’s agreements herein are made voluntarily, knowingly and without duress; and (c) the Company has not made any representations inconsistent with this Agreement.

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INTENDING TO BE LEGALLY BOUND HEREBY, THE TERMS OF THIS AGREEMENT ARE ACCEPTED BY:

SERA PROGNOSTICS, INC. CONSULTANT

BY: /s/ Zhenya Lindgardt___________ BY: /s/ Marcus Wilson______________

Print Name: Zhenya Lindgardt________ Print Name: Marcus Wilson__________

Title: CEO_________________________ Title: Consultant___________________

Date: 6/4/2025____________________ Date: 6/4/2025_____________________